Exhibit 99.1
   Infinity Property and Casualty Corporation Announces First Quarter Results


    BIRMINGHAM, Ala., April 27 /PRNewswire-FirstCall/ -- Infinity Property and Casualty Corporation (Nasdaq: IPCC), a national provider of personal automobile insurance with an emphasis on nonstandard auto insurance, today reported net earnings for the first quarter of $16.9 million or $0.81 per share, on a fully diluted basis, compared to net earnings of $11.5 million or $0.57 per share for the first quarter of 2003.
    Operating earnings, a non-GAAP measure, were $15.9 million or $0.76 per share for the first quarter of 2004 compared to $11.3 million or $0.55 per share for the first quarter of 2003. Operating earnings is defined at the end of this release and reconciled to net earnings, the most comparable GAAP measure.
    Included in both net earnings and operating earnings for the three months ended March 31, 2004 is a net loss of $0.09, on a fully diluted basis, related to non-recurring items. Subsequent to the $200 million senior note offering in February, Infinity wrote off $0.11 of unamortized debt issue costs in connection with the prepayment of the term loan. In addition, there was a $0.02 loss resulting from the sublease of excess space in the Westbury, NY office. Offsetting these two losses was a $0.04 gain from the sale of a building in Dallas, TX.
    Underwriting income, a non-GAAP measure, was $18.1 million in the first quarter of 2004. By comparison, $9.6 million of underwriting income was earned in the first quarter of 2003. Infinity produced a GAAP combined ratio in the first quarter of 91.3%, compared to 94.1% in the first quarter of 2003. Underwriting income is defined at the end of this release and reconciled to net earnings, the most comparable GAAP measure.
    Net written premiums for the quarter ended March 31, 2004 were $242.2 million compared with $226.3 million for the same period in 2003. The increase in net written premiums in the first quarter of 2004 compared to the first quarter of 2003 is largely attributable to the reduction in the auto physical damage ceded premiums from 90% in the first quarter of 2003 to 10% in the first quarter of 2004. Excluding the auto physical damage quota share, net premiums written in the first quarter of 2004 were $243.8 million, an 8% decrease compared to the first quarter of 2003.
    "We are pleased to start out the new year with another strong quarter," states James Gober, Infinity's President, CEO & Chairman. "Frequency trends remained favorable throughout the first quarter, contributing to our strong underwriting results. We also had positive growth in our policy counts, which on a sequential quarter basis grew 3.6% in our franchise states and 1.5% overall."

    Franchise States Results
    Gross written premiums in Infinity's five franchise states of California, Connecticut, Florida, Georgia and Pennsylvania, which accounted for 83% of our gross written premiums in the first quarter of 2004, were $203.9 million compared with $195.5 million the same period in 2003. These gross written premiums reflect gross premiums for the NSA Group and premiums gross of the auto physical damage quota share for the Assumed Agency Business.

    Condensed Balance Sheet
    Cash and invested assets for the quarter ended March 31, 2004 increased $54.3 million from December 31, 2003, primarily from operating cash flow and the reduction in business ceded under the auto physical damage quota share agreement. Shareholders' equity for the quarter ended March 31, 2004 increased $33.9 million from December 31, 2003. Net earnings of $16.9 million and an increase in unrealized gains of $13.1 million contributed to the increase in equity.

    2004 Earnings Guidance
    Infinity is increasing its 2004 earnings guidance to a range of $2.90 to $3.10 from a range of $2.65 to $2.85.

    Forward-Looking Statements
    This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Statements which include the words "believes," "expects," "may," "should," "intends," "plans," "anticipates," "estimates," or the negative version of these words and similar statements of a future or forward looking nature identify forward looking statements. Examples of such forward looking statements include statements relating to Infinity's expectations concerning market and other conditions, future premiums, revenues, earnings and investment activities, expected losses, rate increases and improved loss experience.
    Actual results could differ materially from those expected by Infinity depending on changes in economic conditions and financial markets (including interest rates), the adequacy or accuracy of Infinity's pricing methodologies, the presence of competitors with greater financial resources and the impact of competitive prices, the ability to obtain timely approval for requested rate changes, judicial and regulatory developments adverse to the automobile insurance industry, the outcome of pending litigation against Infinity, weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions), changes in driving patterns and loss trends, acts of war and terrorist activities. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For more detailed discussion of some of the foregoing risks and uncertainties, see Infinity's filings with the Securities and Exchange Commission.

    Conference Call
    The Company will hold a conference call to discuss 2004 first quarter results at 11:00 a.m. (ET) today, April 27. There are two alternative communication modes available to listen to the call. Telephone access will be available by dialing 1-800-599-9795 and providing the confirmation code 51323003. Please dial 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available one hour following the completion of the call, at around 1:00 p.m. (ET), and will run until 8:00 p.m. on Tuesday, May 4, 2004. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 93197913. The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity's website, http://www.ipacc.com , click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available on Infinity's website approximately one hour following the completion of the call and will be available for one year.

     Infinity Property and Casualty Corporation
     Statement of Earnings
     (in millions, except EPS)
                                                          For the Quarter
                                                          Ended March 31,
                                                       2004             2003
    Income:
      Earned Premiums                                $210.3           $165.5
      Investment Income (1)                            16.0             14.2
      Realized Gains                                    1.6              0.3
      Other (2)                                         2.3              1.0
                                                      230.2            181.0
    Expenses:
      Loss, Loss Adjustment and
       Underwriting Expenses                          192.2            155.9
      Interest Expense                                  2.4              1.2
      Other (3)                                        10.3              6.3
                                                      204.9            163.4
    Income before Taxes                                25.3             17.7
    Income Taxes                                        8.4              6.1
    Net Earnings                                      $16.9            $11.5
    Net Earnings per Share - Basic                    $0.82            $0.57
    Weighted Average Shares - Basic                  20.534           20.347
    Net Earnings per Share - Diluted                  $0.81            $0.57
    Weighted Average Shares - Diluted                20.864           20.414
     *columns may not foot due to rounding
     Notes:
     (1) Investment income for the three months ended March 31, 2004 increased primarily due to a reduction in interest paid under the auto physical damage quota share, as well as an increase in the average invested assets balance as a result of the term loan offering.
     (2) Other income includes a $1.1 million pre-tax gain from the sale of a building in Dallas, TX.
     (3) Other expense includes a $3.4 million pre-tax loss from the write-off of unamortized debt issue costs as well as a $0.7 million pre-tax loss resulting from the sublease of excess office space.

     Infinity Property and Casualty Corporation
     Condensed Balance Sheet
     (in millions, except book value per share)
                                                    For the Period Ended
                                                  March 31,       December 31,
                                                    2004              2003
    Assets:
      Cash and invested assets (1)                 $1,446.5         $1,392.2
      Other assets                                    497.6            507.9
            Total assets                           $1,944.1         $1,900.1
    Liabilities and Shareholders' Equity:
      Unpaid losses and loss adjustment
       expenses                                      $696.7           $709.9
      Unearned Premium                                389.2            371.7
      Long-term debt                                  199.3            195.5
      Other Liabilities                               169.7            167.7
             Total Liabilities                      1,454.8          1,444.8
      Total shareholders' equity (2)                  489.3            455.4
              Total liabilities and
               shareholders' equity                $1,944.1         $1,900.1
    Shares Outstanding                               20.565           20.350
    Book Value per Share                             $23.80           $22.38
     *columns may not foot due to rounding
     Notes:
     (1) The increase in cash and invested assets is primarily from operating cash flow and the reduction in business ceded under the auto physical damage quota share agreement.
     (2) Net earnings of $16.9 million and an increase in unrealized gains of $13.8 million contributed to the increase in shareholders' equity.

    Definitions of Non-GAAP Financial and Operating Measures
    Operating earnings are defined as net income, before realized gains and losses and the cumulative effect of a change in accounting principle, after tax. Infinity reports this non-GAAP measure because realized gains and losses can be volatile and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.
    Underwriting income measures the insurer's profit on insurance sales after all losses and expenses have been paid. It is calculated by deducting loss and loss adjustment expenses and underwriting expenses from premiums earned. Infinity reports this non-GAAP measure to show profitability before inclusion of investment income or taxes and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.
    Below is a schedule that reconciles operating earnings and underwriting income, both non-GAAP measures, to net earnings:
                                                         For the Quarter
                                                         Ended March 31,
    (in millions, except EPS)                         2004              2003
    Premiums Earned                                 $210.3            $165.5
    Loss, Loss Adjustment and
        Underwriting Expenses                        192.2             155.9
    Underwriting Income                               18.1               9.6
    Investment Income                                 16.0              14.2
    Other Income                                       2.3               1.0
    Interest Expense on Debt                          (2.4)             (1.2)
    Other Expense                                    (10.3)             (6.3)
    Pre-Tax Operating Income                          23.7              17.3
       Income Tax                                      7.8               6.0
    Operating Earnings, after-tax                     15.9              11.3
       Realized Gains                                  1.6               0.3
       Income Tax Expense                             (0.6)             (0.1)
                                                       1.0               0.2
    Net Earnings                                     $16.9             $11.5
    Operating Earnings per Share - diluted           $0.76             $0.55
    Net Realized Gains                                0.05              0.02
    Net Earnings Per Share - diluted                 $0.81             $0.57
     *columns may not foot due to rounding

SOURCE  Infinity Property and Casualty Corporation
    -0-                             04/27/2004
    /CONTACT: Roger Smith, Chief Financial Officer of Infinity Property and Casualty Corporation, +1-205-803-8188/
    /Web site:  http://www.ipacc.com /
    (IPCC)

CO:  Infinity Property and Casualty Corporation
ST:  Alabama
IN:  FIN INS AUT
SU:  ERN ERP CCA MAV